Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: November 2, 2016

El Paso Electric Announces Third Quarter 2016 Financial Results

Overview

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For the third quarter of 2016, El Paso Electric Company ("EE" or the "Company") reported net income of $74.6 million, or $1.84 basic and diluted earnings per share. In the third quarter of 2015, EE reported net income of $56.7 million, or $1.40 basic and diluted earnings per share.

•
For the nine months ended September 30, 2016, EE reported net income of $91.1 million, or $2.25 basic and diluted earnings per share. Net income for the nine months ended September 30, 2015 was $81.3 million, or $2.01 basic and diluted earnings per share.

“The third quarter of 2016 was a pivotal quarter for the Company. We completed our more than $1.4 billion construction program, as we put the last unit of the Montana Power Station into commercial operation. We also received rate relief in Texas and New Mexico for Montana Units 1 and 2 and other plant added in the first phase of that program,” said Mary Kipp, Chief Executive Officer. “The August 25, 2016 final order from the Public Utility Commission of Texas approving an unopposed settlement allowed us to retroactively recognize revenues back to January 12, 2016. Also during the third quarter of 2016, we completed the sale of Four Corners, which means the Company no longer owns any coal-fired generation. Looking ahead, we anticipate filing new rate cases in Texas and New Mexico in the first half of 2017, primarily for the recovery of costs associated with the second phase of our construction program, including Montana Units 3 and 4, which are helping meet continued customer growth."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2016 net income relative to 2015 net income (in thousands except per share data):

	Quarter Ended			Nine Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
September 30, 2015		$56,740	$1.40		$81,270	$2.01
Changes in:
Retail non-fuel base revenues	$32,544	21,153	0.52	$36,568	23,769	0.59
Depreciation and amortization	6,428	4,179	0.10	3,983	2,589	0.06
Other revenues	1,275	829	0.02	714	464	0.01
O&M at fossil-fuel generating plants	1,074	698	0.02	(2,029)	(1,319)	(0.03)
Changes in the effective tax rate		(5,288)	(0.13)		(5,952)	(0.15)
Investment and interest income	(2,139)	(1,719)	(0.04)	(2,271)	(1,804)	(0.04)
Interest on long-term debt	(1,859)	(1,209)	(0.03)	(3,778)	(2,455)	(0.06)
Allowance for funds used during construction	(698)	(619)	(0.02)	(3,751)	(3,330)	(0.08)
Taxes other than income taxes	(912)	(592)	(0.01)	(1,453)	(944)	(0.02)
Other	717	464	0.01	(1,807)	(1,176)	(0.04)
September 30, 2016		$74,636	$1.84		$91,112	$2.25
Financial Effect of the Public Utility Commission of Texas ("PUCT") Final Order
On August 25, 2016, the PUCT issued its final order in the Company's rate case in Docket No. 44941 (the "PUCT Final Order") approving the Joint Motion to Implement Uncontested Amended and Restated Stipulation and Agreement (the "Unopposed Settlement") (See "2015 Texas Retail Case Filing" for a discussion of the PUCT Final Order). Given the uncertainties regarding the ultimate resolution of the case, the Company did not recognize the financial effects of the Unopposed Settlement in the Company's Statement of Operations prior to the issuance of the PUCT Final Order. The increase in net income resulting from the PUCT Final Order was approximately $23.3 million or $0.58 per basic earnings per share. Approximately $10.7 million, after tax, of this impact relates to the period from July 1, 2016 through September 30, 2016 and approximately $12.6 million, after tax, relates to the period from January 12, 2016 through June 30, 2016.
Regulatory Lag
The Company completed construction of Montana Power Station ("MPS") Units 3 and 4 and placed them into service on May 3, 2016 and September 15, 2016, respectively. The placement of these assets into service are having and will continue to have a negative impact on the Company's 2016 and 2017 financial results until new rates are effective due to the regulatory lag associated with the recovery of related costs. The primary impacts from these assets being placed in service include a reduction in amounts capitalized for allowance for funds used during construction ("AFUDC"), and increases in depreciation, operations and maintenance ("O&M") expense, property taxes and interest cost. The Company anticipates filing new rate cases in Texas and New Mexico in the first half of 2017 to reflect MPS Units 3 and 4 in rate base.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Third Quarter 2016
Income for the quarter ended September 30, 2016, when compared to the quarter ended September 30, 2015, was positively affected by (presented on a pre-tax basis):

•
Increased retail non-fuel base revenues primarily due to the recognition of $33.7 million related to the PUCT Final Order. The components of the increase are: (i) $26.0 million related to interim rate increases effective April 1, 2016; (ii) $4.8 million of relate back revenues from January 12, 2016 through March 31, 2016; and (iii) $2.9 million related to additional Four Corners costs. Approximately $17.2 million of this impact relates to the period from January 12, 2016 through June 30, 2016, which includes $10.8 million related to interim rate increases, $4.8 million of relate back revenues from January 12, 2016 and $1.6 million related to Four Corners additional costs. Approximately $16.5 million of this impact relates to the period from July 1, 2016 through September 30, 2016, which includes $15.2 million related to interim rate increases and $1.3 million related to Four Corners additional costs.

•
Decreased depreciation and amortization primarily due to a $7.4 million reduction approved by the PUCT and $0.3 million reduction approved by the New Mexico Public Regulation Commission ("NMPRC") in their final orders. The decrease was partially offset by an increase in depreciation due to an increase in plant, including MPS Units 3 and 4 which were placed in service in May and September 2016, respectively.

•	Increased other revenues primarily due to the recognition of miscellaneous service charges of $1.1 million related to the PUCT Final Order.

•
Decreased O&M expenses related to the Company's fossil-fuel generating plants primarily due to the sale of the Company's interest in Four Corners in July 2016. This decrease was partially offset by increased O&M expenses primarily due to an outage at Newman Unit 4 beginning in June 2016.

Income for the quarter ended September 30, 2016, when compared to the quarter ended September 30, 2015, was negatively affected by (presented on a pre-tax basis):

•
Increase in effective tax rate primarily due to the change to normalize state income taxes in accordance with the PUCT's and NMPRC's most recent rate cases and the loss of the domestic production activities deduction.

•
Decreased investment and interest income primarily due to lower realized gains on securities sold from the Company’s Palo Verde decommissioning trust in the third quarter of 2016 compared to the third quarter of 2015. The Company experienced increased investment and interest income due to the Company's efforts to further diversify its Palo Verde decommissioning trust fund investments during the third quarter of 2015.

•	Increased interest on long-term debt due to the $150 million senior notes issued in March 2016.

•
Decreased AFUDC due to lower balances of construction work in progress ("CWIP"), primarily due to MPS Units 3 and 4 being placed in service in May and September 2016, respectively, and a reduction in the AFUDC rate effective January 2016 as a result of the PUCT Final Order.

•	Increased taxes other than income taxes primarily due to increased billed revenues in Texas.

First Nine Months of 2016
Income for the nine months ended September 30, 2016, when compared to the nine months ended September 30, 2015, was positively affected by (presented on a pre-tax basis):

•
Increased retail non-fuel base revenues primarily due to the recognition of $33.7 million related to the PUCT Final Order. The components of the increase are: (i) $26.0 million related to interim rate increases effective April 1, 2016; (ii) $4.8 million of relate back revenues from January 12, 2016 through March 31, 2016; and (iii) $2.9 million related to additional Four Corners costs.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•
Decreased depreciation and amortization primarily due to (i) a $7.4 million reduction approved by the PUCT and $0.3 million reduction approved by the NMPRC in their final orders and (ii) the change in the estimated useful life of certain intangible software assets. These decreases were partially offset by increased depreciation and amortization related to an increase in plant, primarily due to MPS Units 1 and 2 and the Eastside Operations Center ("EOC") being placed in service in March 2015 and MPS Units 3 and 4 being placed in service in May and September 2016, respectively.

•	Increased other revenues primarily due to the recognition of miscellaneous service charges of $1.1 million related to the PUCT Final Order.

Income for the nine months ended September 30, 2016, when compared to the nine months ended September 30, 2015, was negatively affected by (presented on a pre-tax basis):

•
Increase in effective tax rate primarily due to the change to normalize state income taxes in accordance with the PUCT's and NMPRC's most recent rate cases and the loss of the domestic production activities deduction.

•
Decreased AFUDC due to lower balances of CWIP, primarily due to MPS Units 1 and 2 and the EOC being placed in service in March 2015, partially offset by AFUDC earned on construction costs related to MPS Units 3 and 4 in 2016 and a reduction in the AFUDC rate effective January 2016 as a result of the PUCT Final Order.

•	Increased interest on long-term debt due to the $150 million senior notes issued in March 2016.

•
Decreased investment and interest income primarily due to lower realized gains on securities sold from the Company’s Palo Verde decommissioning trust in the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015. The Company experienced increased investment and interest income due to the Company's efforts to further diversify its Palo Verde decommissioning trust fund investments during the nine months ended September 30, 2015.

•
Increased O&M expenses related to our fossil-fuel generating plants, primarily due to outages at Newman Unit 4 and Rio Grande Unit 7 and other maintenance activities. These increases were partially offset by a maintenance outage at Newman Unit 5 and Unit 2 in the nine months ended September 30, 2015, with no comparable expense in the nine months ended September 30, 2016.

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Increased taxes other than income taxes primarily due to increased property tax rates and valuations in Texas as a result of MPS Units 1 and 2 and the EOC being placed in service during the first quarter of 2015 and increased billed revenues in Texas. These increases were partially offset by decreased property taxes in Arizona due to decreased property values.

Retail Non-fuel Base Revenues
Excluding the $33.7 million PUCT Final Order impact, for the third quarter of 2016, retail non-fuel base revenues decreased $1.2 million, pre-tax or 0.6% compared to the third quarter of 2015. This decrease was primarily due to decreased revenues from large commercial and industrial customers of $1.9 million due to a 6.2% decrease in kWh sales, due primarily to reduced demand by the steel manufacturing industry, and an interruptible rate surcharge to a large customer in 2015. In addition, the negative effect on overall kWh sales due to milder weather during the third quarter of 2016 compared to the third quarter of 2015 more than offset the positive effect on kWh sales due to customer growth of 1.5% and the increase in rates in New Mexico. This reduction was partially offset by an increase of $0.9 million in revenues from small commercial and industrial customers resulting from a 1.9% increase in the average number of customers. Non-fuel base revenues and kWh sales for the third quarter of 2016 and 2015 are provided by customer class on page 12 of this release.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Excluding the $33.7 million PUCT Final Order impact, for the nine months ended September 30, 2016, retail non-fuel base revenues increased $2.9 million, pre-tax or 0.6% compared to the nine months ended September 30, 2015. This increase was primarily due to increased revenues from residential customers of $3.6 million due to a 1.6% increase in kWh sales and increased revenues from small commercial and industrial customers of $1.9 million due to a 0.7% increase in kWh sales. Increased kWh sales from residential customers and small commercial and industrial customers were driven by a 1.5% increase in the average number of customers offset in part by milder weather during the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015. Revenues decreased $2.5 million from large commercial and industrial customers during the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 due to a 4.1% decrease in kWh sales, due primarily to reduced demand by the steel manufacturing industry, and an interruptible rate surcharge to a large customer in 2015. Non-fuel base revenues and kWh sales for the nine months ended September 30, 2016 and 2015 are provided by customer class on page 14 of this release.

2015 Rate Cases
2015 Texas Retail Case Filing
On August 10, 2015, the Company filed with the City of El Paso, other municipalities incorporated in its Texas service territory and the PUCT in Docket No. 44941, a request for an annual increase in non-fuel base revenues of approximately $71.5 million. On January 15, 2016, the Company filed its rebuttal testimony modifying the requested increase to $63.3 million.
On August 25, 2016, the PUCT issued the PUCT Final Order, as proposed, approving the Unopposed Settlement that was filed with the PUCT on July 21, 2016. The PUCT Final Order provides for the following: (i) an annual non-fuel rate increase of $37 million, lower annual depreciation expense of approximately $8.5 million, a return on equity of 9.7% for AFUDC purposes, and including substantially all new plant in service in rate base, all as specified in the uncontested Stipulation and Agreement filed with the PUCT; (ii) an additional annual non-fuel base rate increase of $3.7 million related to Four Corners Generating Station costs, which will be collected through a surcharge terminating on July 12, 2017; (iii) removing the separate treatment for residential customers with solar systems; (iv) allowing the Company to recover $3.1 million in rate case expenses through a separate surcharge; and (v) allowing the Company to recover revenues associated with the relate back of rates to consumption on and after January 12, 2016 through March 31, 2016 (aggregating $4.8 million) through a separate surcharge. The costs of serving residential customers with solar generation will be addressed in a future proceeding.
Interim rates, associated with the annual non-fuel rate increase of $37 million, became effective on April 1, 2016. The additional surcharges associated with the incremental Four Corners Generating Station costs, rate case expenses and the relate back of rates to consumption on and after January 12, 2016 through March 31, 2016 were implemented on October 1, 2016.
A detail of the impacts of the PUCT Final Order on the quarter and nine months ended September 30, 2016, is provided on page 17 of this release.
2015 New Mexico Rate Case Filing
On May 11, 2015, the Company filed with the NMPRC in Case No. 15-00127-UT, for an annual increase in non-fuel base rates of approximately $8.6 million or 7.1%. Subsequently, the Company reduced its requested increase in non-fuel base rates to approximately $6.4 million. On June 8, 2016, the NMPRC issued its final order approving an annual increase in non-fuel base rates of approximately $1.1 million and a decrease in the Company's allowed return on equity to 9.48%. The final order concludes that all of the Company's new plant in service was reasonable and necessary and therefore would be recoverable in rate base. The Company's rates were approved by the NMPRC effective July 1, 2016 and implemented at such time.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Commercial Operation of Montana Power Station Unit 3 and Unit 4
The Company has completed construction of the MPS placing into service Units 3 and 4 on May 3, 2016 and September 15, 2016, respectively, and the related common facilities and transmission systems at a cost of approximately $152.8 million for the two units. Similar to Units 1 and 2, each unit is an 88-MW simple cycle aero-derivative combustion turbine, is powered by natural gas and has quick start capabilities which allows the unit to go from off-line to full output in less than 10 minutes, thus increasing overall power grid stability. Each of the four units will work in concert with the Company's renewable energy sources and will generate enough energy to power more than 40,000 homes in the Company's growing service territory.
Completion of the Sale of Four Corners
On February 17, 2015, the Company and Arizona Public Service Company ("APS") entered into an asset purchase agreement, providing for the purchase by APS of the Company's interests in Units 4 and 5 of the Four Corners Power Plant. On July 6, 2016, the closing of the transaction occurred, after which the Company no longer owns any coal-fired generation. No significant gain or loss was recorded upon the closing of the sale.
Capital and Liquidity
In March 2016, we issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044 to repay outstanding short-term borrowings on our Revolving Credit Facility ("RCF") used for working capital and general corporate purposes, which may include funding capital expenditures. We continue to maintain a strong capital structure in which common stock equity represented 44.6% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the RCF). At September 30, 2016, we had a balance of $10.0 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations and available borrowings under our RCF to meet all of our anticipated cash requirements for the next 12 months including the upcoming maturities of long term debt.
Cash flows from operations for the nine months ended September 30, 2016 were $176.8 million, compared to $176.4 million for the nine months ended September 30, 2015. The primary factors affecting the change in cash flows from operations were increases resulting from increased revenues due to the PUCT and NMPRC rate orders and increases in accounts payable, and deferred income taxes. Offsetting the increases in cash flows were increases in net under-collection of fuel revenues, deferred charges and credits and accounts receivable. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the nine months ended September 30, 2016, the Company had a fuel under-recovery of $11.8 million compared to an over-recovery of fuel costs of $10.9 million during the nine months ended September 30, 2015. At September 30, 2016, we had a net fuel under-recovery balance of $7.7 million, including an under-recovery of $8.9 million in Texas and an under-recovery of $0.1 million in the Federal Energy Regulatory Commission ("FERC") jurisdiction, offset by an over-recovery of $1.3 million in New Mexico.
During the nine months ended September 30, 2016, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric utility plant were $168.8 million for the nine months ended September 30, 2016 and $211.5 million for the nine months ended September 30, 2015. Capital expenditures for 2016 are expected to be approximately $233 million. Capital requirements for purchases of nuclear fuel were $29.9 million for the nine months ended September 30, 2016, and $30.5 million for the nine months ended September 30, 2015.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

On September 30, 2016, we paid a quarterly cash dividend of $0.31 per share, or $12.5 million, to shareholders of record as of the close of business on September 14, 2016. We paid a total of $37.0 million in cash dividends during the nine months ended September 30, 2016. At the current dividend rate, we expect to pay cash dividends of approximately $49.6 million during 2016.
No shares of common stock were repurchased during the nine months ended September 30, 2016. As of September 30, 2016, a total of 393,816 shares remain available for repurchase under the Company's currently authorized stock repurchase program. The Company may in the future make purchases of its common stock in open market transactions at prevailing prices and may engage in private transactions where appropriate.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. The RCF has a term ending January 14, 2019. The maximum aggregate unsecured borrowing currently available under the RCF is $300 million. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $131.2 million at September 30, 2016, of which $36.2 million had been borrowed under the RCF, and $95.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $128.7 million as of September 30, 2015, of which $33.7 million had been borrowed under the RCF and $95.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At September 30, 2016, $19.0 million was outstanding under the RCF for working capital and general corporate purposes, which may include funding capital expenditures. At September 30, 2015, $85.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at September 30, 2016 were $55.2 million with an additional $244.3 million available to borrow.
We received approval from the NMPRC on October 7, 2015, and from the FERC on October 19, 2015, to issue up to $310 million in new long-term debt and to guarantee the issuance of up to $65 million of new debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We also requested approval from the FERC to continue to utilize our existing RCF without change from the FERC’s previously approved authorization. The FERC authorization is effective from November 15, 2015 through November 15, 2017. The approvals granted in these cases supersede prior approvals. Under this authorization, on March 24, 2016, the Company issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044. The proceeds from the issuance of these senior notes, after deducting the underwriters' commission, were $158.1 million. These proceeds included accrued interest of $2.4 million and a $7.1 million premium before expenses. The effective interest rate is approximately 4.77%. The net proceeds from the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF. These senior notes constitute an additional issuance of the Company’s 5.00% Senior Notes due 2044, of which $150 million was previously issued on December 1, 2014, for a total principal amount outstanding of $300 million.
2016 Earnings Guidance
We are adjusting and narrowing our earnings guidance for 2016 to a range of $2.25 to $2.40 per basic share from the previous range of $2.20 to $2.50 per basic share. The middle portion of guidance assumes normal weather for the remainder of the year.
The Company's guidance assumes normal operating conditions for the remainder of 2016. Other key factors and assumptions underlying the guidance can be found in the third quarter 2016 earnings presentation slides on the Company's website at http://www.epelectric.com.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Conference Call
A conference call to discuss the third quarter 2016 financial results is scheduled for 10:30 A.M. Eastern Time, on November 2, 2016. The dial-in number is 888-481-2844 with a conference ID number of 3100623. The international dial-in number is 719-457-2604. The conference leader will be Lisa Budtke, Director Treasury Services and Investor Relations. A replay will run through November 16, 2016 with a dial-in number of 888-203-1112 and a conference ID number of 3100623. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (vii) the size of our construction program and our ability to complete construction on budget and on time; (viii) potential delays in our construction schedule due to legal challenges or other reasons; (ix) costs at Palo Verde; (x) deregulation and competition in the electric utility industry; (xi) possible increased costs of compliance with environmental or other laws, regulations and policies; (xii) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xiii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiv) possible physical or cyber attacks, intrusions or other catastrophic events; and (xv) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended September 30, 2016 and 2015
(In thousands except for per share data)
(Unaudited)

	2016	2015	Variance

Operating revenues	$323,225	$289,713	$33,512
Energy expenses:
Fuel	54,355	60,798	(6,443)
Purchased and interchanged power	24,459	19,520	4,939
	78,814	80,318	(1,504)
Operating revenues net of energy expenses	244,411	209,395	35,016
Other operating expenses:
Other operations	64,373	65,360	(987)
Maintenance	14,064	14,355	(291)
Depreciation and amortization	15,952	22,380	(6,428)
Taxes other than income taxes	20,165	19,253	912
	114,554	121,348	(6,794)
Operating income	129,857	88,047	41,810
Other income (deductions):
Allowance for equity funds used during construction	1,398	1,874	(476)
Investment and interest income, net	3,773	5,912	(2,139)
Miscellaneous non-operating income	272	850	(578)
Miscellaneous non-operating deductions	(1,312)	(1,015)	(297)
	4,131	7,621	(3,490)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,324	16,465	1,859
Other interest	268	424	(156)
Capitalized interest	(1,243)	(1,208)	(35)
Allowance for borrowed funds used during construction	(1,131)	(1,353)	222
	16,218	14,328	1,890
Income before income taxes	117,770	81,340	36,430
Income tax expense	43,134	24,600	18,534
Net income	$74,636	$56,740	$17,896

Basic earnings per share	$1.84	$1.40	$0.44

Diluted earnings per share	$1.84	$1.40	$0.44

Dividends declared per share of common stock	$0.310	$0.295	$0.015
Weighted average number of shares outstanding	40,364	40,289	75
Weighted average number of shares and dilutive
potential shares outstanding	40,426	40,330	96

El Paso Electric Company
Statements of Operations
Nine Months Ended September 30, 2016 and 2015
(In thousands except for per share data)
(Unaudited)

	2016	2015	Variance

Operating revenues	$698,899	$672,967	$25,932
Energy expenses
Fuel	131,817	148,340	(16,523)
Purchased and interchanged power	47,715	42,437	5,278
	179,532	190,777	(11,245)
Operating revenues net of energy expenses	519,367	482,190	37,177
Other operating expenses:
Other operations	179,577	178,615	962
Maintenance	52,005	49,772	2,233
Depreciation and amortization	63,097	67,080	(3,983)
Taxes other than income taxes	50,297	48,844	1,453
	344,976	344,311	665
Operating income	174,391	137,879	36,512
Other income (deductions):
Allowance for equity funds used during construction	5,867	8,417	(2,550)
Investment and interest income, net	10,293	12,564	(2,271)
Miscellaneous non-operating income	1,073	1,537	(464)
Miscellaneous non-operating deductions	(2,668)	(2,777)	109
	14,565	19,741	(5,176)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	53,221	49,443	3,778
Other interest	1,102	941	161
Capitalized interest	(3,738)	(3,758)	20
Allowance for borrowed funds used during construction	(4,164)	(5,365)	1,201
	46,421	41,261	5,160
Income before income taxes	142,535	116,359	26,176
Income tax expense	51,423	35,089	16,334
Net income	$91,112	$81,270	$9,842

Basic earnings per share	$2.25	$2.01	$0.24

Diluted earnings per share	$2.25	$2.01	$0.24

Dividends declared per share of common stock	$0.915	$0.870	$0.045
Weighted average number of shares outstanding	40,345	40,268	77
Weighted average number of shares and dilutive
potential shares outstanding	40,396	40,300	96

El Paso Electric Company
Cash Flow Summary
Nine Months Ended September 30, 2016 and 2015
(In thousands and Unaudited)

	2016	2015
Cash flows from operating activities:
Net income	$91,112	$81,270
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	63,097	67,080
Amortization of nuclear fuel	33,088	32,864
Deferred income taxes, net	48,457	32,090
Net gains on sale of decommissioning trust funds	(5,570)	(7,887)
Other	6,561	4,656
Change in:
Accounts receivable	(46,371)	(33,156)
Net over-collection (under-collection) of fuel revenues	(11,766)	10,934
Accounts payable	6,994	(14,397)
Other	(8,822)	2,976
Net cash provided by operating activities	176,780	176,430

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(168,830)	(211,516)
Cash additions to nuclear fuel	(29,929)	(30,483)
Decommissioning trust funds	(6,298)	(6,240)
Other	(1,268)	(9,106)
Net cash used for investing activities	(206,325)	(257,345)

Cash flows from financing activities:
Dividends paid	(37,021)	(35,138)
Borrowings under the revolving credit facility, net	(86,546)	104,161
Payment on maturing RGRT senior notes	—	(15,000)
Proceeds from issuance of senior notes	157,052	—
Other	(2,045)	(1,039)
Net cash provided by financing activities	31,440	52,984

Net increase (decrease) in cash and cash equivalents	1,895	(27,931)

Cash and cash equivalents at beginning of period	8,149	40,504

Cash and cash equivalents at end of period	$10,044	$12,573

El Paso Electric Company
Quarter Ended September 30, 2016 and 2015
Sales and Revenues Statistics

				Increase (Decrease)
		2016	2015	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	990,989	1,000,997	(10,008)	(1.0)%
	Commercial and industrial, small	715,678	718,897	(3,219)	(0.4)%
	Commercial and industrial, large	253,591	270,240	(16,649)	(6.2)%
	Public authorities	448,355	459,212	(10,857)	(2.4)%
	Total retail sales	2,408,613	2,449,346	(40,733)	(1.7)%
	Wholesale:
	Sales for resale	19,861	22,126	(2,265)	(10.2)%
	Off-system sales	422,245	711,934	(289,689)	(40.7)%
	Total wholesale sales	442,106	734,060	(291,954)	(39.8)%
	Total kWh sales	2,850,719	3,183,406	(332,687)	(10.5)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$113,596	$90,803	$22,793	25.1%
	Commercial and industrial, small	67,810	62,966	4,844	7.7%
	Commercial and industrial, large	13,037	13,327	(290)	(2.2)%
	Public authorities	34,785	29,588	5,197	17.6%
	Total retail non-fuel base revenues (a)	229,228	196,684	32,544	16.5%
	Wholesale:
	Sales for resale	791	936	(145)	(15.5)%
	Total non-fuel base revenues	230,019	197,620	32,399	16.4%

	Fuel revenues:
	Recovered from customers during the period	58,614	39,614	19,000	48.0%
	Under (over) collection of fuel	9,775	(101)	9,876	—
	New Mexico fuel in base rates	451	23,215	(22,764)	(98.1)%
	Total fuel revenues (b)	68,840	62,728	6,112	9.7%

	Off-system sales:
	Fuel cost	12,289	17,920	(5,631)	(31.4)%
	Shared margins	273	2,446	(2,173)	(88.8)%
	Retained margins	287	435	(148)	(34.0)%
	Total off-system sales	12,849	20,801	(7,952)	(38.2)%
	Other (c) (d)	11,517	8,564	2,953	34.5%
	Total operating revenues	$323,225	$289,713	$33,512	11.6%

(a)	Includes $33.7 million increase resulting from the PUCT Final Order.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.6 million and $2.5 million, respectively.
(c)	Represents revenues with no related kWh sales and includes $1.1 million increase resulting from the PUCT Final Order.
(d)	Includes energy efficiency bonus of $0.5 million in 2016.

El Paso Electric Company
Quarter Ended September 30, 2016 and 2015
Other Statistical Data

			Increase (Decrease)
	2016	2015	Amount	Percentage

Average number of retail customers: (a)
Residential	362,992	357,913	5,079	1.4%
Commercial and industrial, small	41,121	40,368	753	1.9%
Commercial and industrial, large	49	49	—	—
Public authorities	5,279	5,240	39	0.7%
Total	409,441	403,570	5,871	1.5%

Number of retail customers (end of period): (a)
Residential	363,247	358,421	4,826	1.3%
Commercial and industrial, small	41,162	40,385	777	1.9%
Commercial and industrial, large	49	49	—	—
Public authorities	5,264	5,232	32	0.6%
Total	409,722	404,087	5,635	1.4%

Weather statistics: (b)			10-Yr Average
Cooling degree days	1,596	1,732	1,533
Heating degree days	5	—	1

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2016	2015	Amount	Percentage

Palo Verde	1,312,350	1,374,274	(61,924)	(4.5)%
Four Corners (c)	12,109	162,771	(150,662)	(92.6)%
Gas plants	1,115,188	1,351,775	(236,587)	(17.5)%
Total generation	2,439,647	2,888,820	(449,173)	(15.5)%
Purchased power:
Photovoltaic	78,412	77,104	1,308	1.7%
Other	514,456	421,571	92,885	22.0%
Total purchased power	592,868	498,675	94,193	18.9%
Total available energy	3,032,515	3,387,495	(354,980)	(10.5)%
Line losses and Company use	181,796	204,089	(22,293)	(10.9)%
Total kWh sold	2,850,719	3,183,406	(332,687)	(10.5)%

	Palo Verde capacity factor	95.4%	100.1%	(4.7)%

	Palo Verde O&M expenses	$21,123	$22,016	$(893)

(a)	The number of retail customers is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	The Company closed on the sale of its interest in Four Corners on July 6, 2016.

El Paso Electric Company
Nine Months Ended September 30, 2016 and 2015
Sales and Revenues Statistics

				Increase (Decrease)
		2016	2015	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,239,109	2,203,590	35,519	1.6%
	Commercial and industrial, small	1,849,618	1,835,931	13,687	0.7%
	Commercial and industrial, large	769,425	802,182	(32,757)	(4.1)%
	Public authorities	1,199,867	1,222,187	(22,320)	(1.8)%
	Total retail sales	6,058,019	6,063,890	(5,871)	(0.1)%
	Wholesale:
	Sales for resale	52,370	54,575	(2,205)	(4.0)%
	Off-system sales	1,451,719	1,913,215	(461,496)	(24.1)%
	Total wholesale sales	1,504,089	1,967,790	(463,701)	(23.6)%
	Total kWh sales	7,562,108	8,031,680	(469,572)	(5.8)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$224,018	$197,165	$26,853	13.6%
	Commercial and industrial, small	154,657	148,800	5,857	3.9%
	Commercial and industrial, large	30,619	31,455	(836)	(2.7)%
	Public authorities	76,857	72,163	4,694	6.5%
	Total retail non-fuel base revenues (a)	486,151	449,583	36,568	8.1%
	Wholesale:
	Sales for resale	1,986	2,065	(79)	(3.8)%
	Total non-fuel base revenues	488,137	451,648	36,489	8.1%

	Fuel revenues:
	Recovered from customers during the period	107,367	102,985	4,382	4.3%
	Under (over) collection of fuel (b)	11,768	(10,933)	22,701	—
	New Mexico fuel in base rates	33,279	55,765	(22,486)	(40.3)%
	Total fuel revenues (c)	152,414	147,817	4,597	3.1%

	Off-system sales:
	Fuel cost	29,179	41,204	(12,025)	(29.2)%
	Shared margins	3,680	8,698	(5,018)	(57.7)%
	Retained margins	860	955	(95)	(9.9)%
	Total off-system sales	33,719	50,857	(17,138)	(33.7)%
	Other (d) (e)	24,629	22,645	1,984	8.8%
	Total operating revenues	$698,899	$672,967	$25,932	3.9%

(a)	Includes $33.7 million increase resulting from the PUCT Final Order.
(b)	Includes Department of Energy refunds related to spent fuel storage of $1.6 million and $5.8 million, respectively.
(c)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $6.6 million and $7.5 million, respectively.
(d)	Represents revenues with no related kWh sales and includes $1.1 million increase resulting from the PUCT Final Order.
(e)	Includes energy efficiency bonus of $0.5 million in 2016.

El Paso Electric Company
Nine Months Ended September 30, 2016 and 2015
Other Statistical Data

			Increase (Decrease)
	2016	2015	Amount	Percentage

Average number of retail customers: (a)
Residential	361,617	356,388	5,229	1.5%
Commercial and industrial, small	40,830	40,207	623	1.5%
Commercial and industrial, large	49	49	—	—%
Public authorities	5,309	5,243	66	1.3%
Total	407,805	401,887	5,918	1.5%

Number of retail customers (end of period): (a)
Residential	363,247	358,421	4,826	1.3%
Commercial and industrial, small	41,162	40,385	777	1.9%
Commercial and industrial, large	49	49	—	—
Public authorities	5,264	5,232	32	0.6%
Total	409,722	404,087	5,635	1.4%

Weather statistics: (b)			10-Year Average
Cooling degree days	2,584	2,695	2,594
Heating degree days	1,134	1,206	1,256

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2016	2015	Amount	Percentage

Palo Verde	3,858,306	3,940,370	(82,064)	(2.1)%
Four Corners (c)	175,258	473,416	(298,158)	(63.0)%
Gas plants	2,785,057	3,046,330	(261,273)	(8.6)%
Total generation	6,818,621	7,460,116	(641,495)	(8.6)%
Purchased power:
Photovoltaic	234,941	223,818	11,123	5.0%
Other	958,942	827,478	131,464	15.9%
Total purchased power	1,193,883	1,051,296	142,587	13.6%
Total available energy	8,012,504	8,511,412	(498,908)	(5.9)%
Line losses and Company use	450,396	479,732	(29,336)	(6.1)%
Total kWh sold	7,562,108	8,031,680	(469,572)	(5.8)%

	Palo Verde capacity factor	94.4%	96.7%	(2.3)%

	Palo Verde O&M expenses	$67,514	$67,702	$(188)

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	The Company closed on the sale of its interest in Four Corners on July 6, 2016.

El Paso Electric Company
Financial Statistics
At September 30, 2016 and 2015
(In thousands, except number of shares, book value per common share, and ratios)

Balance Sheet	2016	2015

Cash and cash equivalents	$10,044	$12,573

Common stock equity	$1,075,075	$1,020,795
Long-term debt (a)	1,195,397	1,122,465
Total capitalization	$2,270,472	$2,143,260

Current maturities of long-term debt	$83,081	$—

Short-term borrowings under the revolving credit facility	$55,192	$118,693

Number of shares - end of period	40,522,246	40,426,668

Book value per common share	$26.53	$25.25

Common equity ratio (b)	44.6%	45.1%
Debt ratio	55.4%	54.9%

(a)
In accordance with ASU 2015-03 (Subtopic 835-30), Interest - Imputation of Interest, debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The Company implemented ASU 2015-03 in the first quarter of 2016, and retrospectively to all periods presented.

(b)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.

El Paso Electric Company
Nine Months Ended September 30, 2016
PUCT Final Order

On August 25, 2016, the PUCT issued its final order in the Company's rate case in Docket No. 44941 (the "PUCT Final Order"). See "2015 Texas Retail Case Filing" for a discussion of the PUCT Final Order.

The increase (decrease) in earnings resulting from the PUCT Final Order is categorized as follows and identified by the period to which it relates:
	(in thousands)
Category	Six Months Ended June 30, 2016	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Retail non-fuel base rate increase:
Relate Back	$4,782	$—	$4,782
Interim Rates	10,874	15,138	26,012
Additional non-fuel base rate increase for Four Corners	1,575	1,328	2,903
Retail non-fuel base rate increase, total	$17,231	$16,466	$33,697
Miscellaneous service revenues	753	390	1,143
Revenue taxes	(455)	(643)	(1,098)
Depreciation	5,001	2,412	7,413
Rate case expense	—	(600)	(600)
AFUDC	(193)	(72)	(265)
Pre-tax increase	$22,337	$17,953	$40,290
Income tax expense (a)	9,781	7,221	17,002
After-tax increase	$12,556	$10,732	$23,288

(a)
In the third quarter of 2016, the Company changed its accounting for state income taxes from the flow-through method to the normalization method in accordance with the Company's regulators in its most recent final orders from the PUCT and the NMPRC. The impact of the change was additional deferred income tax expense of $2.8 million for the three months ended September 30, 2016.